EXHIBIT 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

September 20, 2016

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

Ladies and Gentlemen:

We have acted as counsel to Abbott Laboratories, an Illinois corporation (“Abbott”), in connection with the planned mergers (the “Mergers”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 27, 2016, by and among Abbott, St. Jude Medical Inc., a Minnesota corporation (“St. Jude Medical”), Vault Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abbott (“Merger Sub 1”), and Vault Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Abbott (“Merger Sub 2”).  Pursuant to the Merger Agreement, Merger Sub 1 will merge with and into St. Jude Medical, with St. Jude Medical surviving such merger as the First Surviving Corporation, and promptly following the First Effective Time, the First Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 surviving as the Surviving Company. The Mergers are described in the proxy statement/prospectus (“Proxy Statement/Prospectus”), which is included in the registration statement filed on Form S-4 by Abbott (as amended or supplemented through the date hereof) (the “Registration Statement”) in connection with the Mergers.  Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus, the Registration Statement, and such other documents and matters of law and fact as we have considered necessary or appropriate. We have assumed that (i) the Mergers will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the Mergers and the parties thereto set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time and thereafter; (iii) any such statements made in the Merger Agreement or the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Second Effective Time and thereafter, in each case as if made without such qualification, (iv)  the statements and representations made by Abbott and St. Jude Medical in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Second Effective Time without regard to any qualification based on belief, knowledge, materiality or similar qualification, (v) the parties to the Merger Agreement have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement and (vi) Abbott, St. Jude Medical and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below.  If any of the above described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we are of the opinion that, under currently applicable United States federal income tax law, the Mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” constitutes our opinion.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above.  Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform St. Jude Medical of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz